                                    Exhibit 99.1
                                    Rick Abshire
                                       (713) 881-3609
                                        FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES FOURTH QUARTER 2007 EARNINGS

Houston (March 28, 2008) -- Adams Resources & Energy, Inc., (AMEX-AE), announced unaudited fourth quarter 2007 net earnings of $2,003,000 or $.47 per common share on revenues totaling $879,813,000.  This compares to unaudited fourth quarter 2006 net earnings of $1,124,000 or $.27 per share on revenues of $538,577,000. Net earnings for 2007 totaled $17,056,000 or $4.04 per share on revenues totaling $2,636,222,000.

A summary of operating results follows:

	Fourth Quarter
	2007	2006
Operating earnings (loss)
Marketing	$6,618,000	$3,742,000
Transportation	809,000	701,000
Oil and gas	(2,272,000)	(751,000)
General & administrative expenses	(3,483,000)	(2,306,000)
Interest earnings, net	416,000	431,000
Income tax provision	(85,000)	(693,000)

Net earnings	$2,003,000	$1,124,000

Chairman, K. S. “Bud” Adams, Jr., attributed the earnings increase to the Company’s marketing segment where a 76 percent increase in operating earnings was realized, in part, due to increased crude oil prices.  The Company also announced that during 2007, it participated in the drilling of 30 wells of which 21 wells were successful with eight dry holes and one well converted to salt water disposal service.  Oil and gas reserve additions for 2007 replaced 92 percent of production on an equivalent barrel basis.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions and demand for chemical based trucking services, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital, (j) changes in regulations, (k) results of current and future items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility and (q) successful completion of drilling activity.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues	$2,636,222	$2,246,603	$879,813	$538,577

Costs, expenses and other	(2,610,708)	(2,230,830)	(877,725)	(536,760)
Income tax (provision)	(8,458)	(5,290)	(85)	(693)

Net earnings	$17,056	$10,483	$2,003	$1,124

Basic and diluted net earnings per
common share	$4.04	$2.49	$.47	$.27

Dividends per common share	$.47	$.42	$.47	$.42

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2007	2006
ASSETS
Cash	$23,697	$20,668
Other current assets	288,196	221,122
Total current assets	311,893	241,790

Net property & equipment	39,698	43,316
Other assets	5,484	4,181
	$357,075	$289,287
LIABILITIES AND EQUITY
Total current liabilities	$261,321	$206,582
Long-term debt	-	3,000
Deferred taxes and other	6,312	5,337
Shareholders’ equity	89,442	74,368
	$357,075	$289,287